Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Interpharm Holdings, Inc. on Form S-3, dated December 29, 1998 (333-69809) and the post-effective amendments thereto; Form S-8, dated May 6, 1999 (333-47385) and the post-effective amendment thereto; Form S-3, dated June 29, 2001 (333-64198); and Form S-8, dated August 7, 2003 (333-107833) of our report dated September 22, 2006, with respect to our audits of the consolidated financial statements of Interpharm Holdings, Inc., as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007, which report is included in this Annual Report on Form 10-K of Interpharm Holdings, Inc. for the year ended June 30, 2007.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
Melville, New York
November 14, 2007